EXHIBIT 99.1

Neonode Announces Receipt of Notice of Delisting From the Nasdaq Capital Market

San Ramon, California  January 5, 2009 – Neonode (NEON.PK), the Swedish mobile communication company that develops touch screen technologies today announced that on December 30, 2008, the Company  was notified by the staff of the Nasdaq Stock Market that the Nasdaq Hearings Panel (the “Panel”) has determined to delist the shares of the Company from the Nasdaq Stock Market and to suspend trading effective at the open of trading on Friday, January 2, 2009. Effective January 2, 2009, the Company’s shares began trading on the Pink Sheets under the symbol “NEON.PK”.

The Panel determined that the Company failed to regain compliance with the Nasdaq continued listing standards by December 29, 2008, and that the Panel did not have the authority under the Nasdaq Marketplace Rules to continue the Company’s listing.  Specifically, the Panel determined that as of December 29, 2008 the Company did not comply with Marketplace Rule 4310(c)(3), which requires a minimum stockholders’ equity of $2,500,000.

The Company intends to appeal this decision to the Nasdaq Listing and Hearing Review council because, as of the date of this Press Release, the Company has regained compliance with the stockholders’ equity requirement.  In parallel, the Company is in the process of transferring the quotation of its common stock to the OTC Bulletin Board (the "OTCBB").  The Company is in the process of working with one of its market makers to file a Form 211 with the Financial Industry Regulatory Authority ("FINRA") to seek clearance to quote the Company's common stock on the OTCBB. However, no assurance can be given that market makers currently making a market in the Company's common stock will continue to make a market in the Company's common stock or that the Company's common stock will continue to be eligible for quotation on the OTC Bulletin Board. The Company intends to request that current market makers continue to make markets in the Company's common stock on the OTC Bulletin Board and/or the Pink Sheets, as the case may be.

About Neonode Inc.
Neonode Inc is a world leading company specialized in optical finger based touch screen technology.  The company develops and licenses its patented touch screen technologies, zForce™ and neno™ to third parties. Neonode’s mission is to enhance user experience related to any consumer or industrial device that can benefit from a finger based touch screen solution. Neonode Inc. is a publicly traded company (NEON.PK) with offices in Stockholm, Sweden and San Ramon, California, USA. For more information, visit www.neonode.com.

Contacts:
David W. Brunton, CFO
Neonode
Tel: (925) 355-7700

Forward-Looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties, including statements regarding future products and technology developments. Such statements are only predictions and the company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include, but are not limited to, the ability of Neonode to develop and sell new products and technologies.  These factors and others are more fully discussed in the documents the company files from time to time with the Securities and Exchange Commission, particularly, the company's most recent Form 10-K and Form 10-Q.  Neonode and the Neonode logo are registered trademarks of Neonode Inc.  All other brand or product names are trademarks or registered.